Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Fourth Quarter and Full-Year 2021 Results; Provides 2022 Outlook

2021 Record Sales of $1.679 Billion, excluding KJCC

2021 Net Income Attributable to Koppers of $85.2 Million vs. Prior Year of $122.0 Million

2021 Adjusted EBITDA of $223.5 Million vs. Prior Year of $211.0 Million

2021 Diluted EPS from Continuing Operations of $3.90 vs. Prior Year of $4.17

2021 Adjusted EPS of $4.21 vs. Prior Year of $4.12

Favorable Results Driven by Vertically-Integrated Businesses and Diversified Portfolio

PITTSBURGH, February 23, 2022 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the fourth quarter of 2021 of $22.2 million, or $1.02 per diluted share, compared to $18.6 million, or $0.86 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $16.9 million and $0.77 per share for the fourth quarter of 2021, compared to $16.2 million and $0.75 per share in the prior year quarter, respectively.  Adjusted net income included $5.3 million and $2.4 million of reductions for the fourth quarter of 2021 and 2020, respectively.

Consolidated sales were $405.3 million, an increase of $12.2 million, or 3.1 percent, compared with $393.1 million in the prior year quarter.  Excluding a $2.2 million unfavorable impact from foreign currency changes, sales increased by $14.4 million, or 3.7 percent, from the prior year.

The Railroad and Utility Products and Services (RUPS) business experienced lower sales and profitability than the prior year, primarily driven by railroad customers deferring purchases due to higher prices for untreated crossties, lower volumes for the utility pole businesses, and non-recurring costs associated with transitioning to new preservative systems, partly offset by price increases across product lines.

The Performance Chemicals (PC) segment reported lower sales and profitability against strong results from the prior year quarter.  This reflected softer customer demand in North America driven by a return to pre-pandemic volumes as well as higher raw material costs, partly offset by price increases implemented globally.

The Carbon Materials and Chemicals (CMC) segment delivered significantly higher sales compared with the prior year and record profitability for the quarter, due to strong end market demand which supported a favorable pricing environment that outpaced raw material cost increases.

As previously reported, the divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) was completed on September 30, 2020 and KJCC results were classified as held for sale and as discontinued operations beginning in 2020.

President and CEO Leroy Ball said, “I’m happy we finished the year strong, posting another new quarterly high in adjusted EBITDA and pushing us to new annual highs in adjusted EBITDA and adjusted EPS.  Once again, the balance in our business portfolio paid off as strong CMC end markets more than offset difficult, but transitory, cost and supply issues in RUPS.  PC had a nice bounce-back quarter to finish at a new high for adjusted EBITDA, the second straight year of achieving above $100 million.  I’m proud that despite pandemic-related challenges, the Koppers team continues to deliver value to our diverse markets by staying true to our purpose of Protecting what Matters and Preserving the Future.”

Fourth Quarter Financial Performance

•

Sales for RUPS of $155.6 million decreased by $12.6 million, or 7.5 percent, compared to sales of $168.2 million in the prior year quarter.  Sales decreased from prior year, primarily driven by lower crosstie volumes from Class I and commercial customers as well as reduced volumes for utility poles in the United States and Australia, partly offset by pricing increases.  Market prices for untreated crossties remain elevated due to strong demand for lumber in construction markets, resulting in lower purchases by railroad customers.  Adjusted EBITDA was $6.2 million, or 4.0 percent, in the fourth quarter, compared with $10.3 million, or 6.1 percent, in the prior year quarter.  Profitability was unfavorably impacted by lower treating activities for crossties and utility poles, which resulted in reduced capacity utilization, costs related to the conversion to new preservative systems for pole treatment, and higher raw materials and transportation costs.

•

Sales for PC of $118.9 million decreased by $11.0 million, or 8.5 percent, compared to sales of $129.9 million in the prior year quarter.  The decline in sales was primarily due to lower volumes of preservatives in North America as a shift in consumer spending habits have tempered customer demand, compared with high levels of demand in the prior year period as a result of the pandemic, partly offset by higher demand in international markets such as Brazil and New Zealand.  Adjusted EBITDA for the fourth quarter was $19.4 million, or 16.3 percent, compared with $23.0 million, or 17.7 percent, in the prior year quarter.  Profitability was lower than prior year due to decreased volumes along with higher input costs, partly offset by price increases.

•

Sales for CMC totaling $130.8 million increased by $35.8 million, or 37.7 percent, compared to sales of $95.0 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $2.9 million, sales increased by $38.7 million, or 40.7 percent, from the prior year quarter.  Sales benefited from higher sales pricing for carbon pitch, distillates and chemicals, partly offset by lower sales volumes of carbon black feedstock in certain regions.  This was a record quarter for adjusted EBITDA, which was $24.9 million, or 19.0 percent, compared with $14.4 million, or 15.2 percent, in the prior year quarter.  The  increase in profitability reflects a favorable demand and pricing environment, partly offset by higher raw material costs.

•

Net income attributable to Koppers was $22.2 million, compared to $18.6 million in the prior year quarter.  Adjusted net income was $16.9 million for the fourth quarter, compared to $16.2 million in the prior year quarter.  Adjusted EBITDA was $48.8 million, or 12.0 percent, in the fourth quarter, compared with $47.1 million, or 12.0 percent, in the prior year quarter.

•	Diluted EPS from continuing operations was $1.02, compared to $0.86 per diluted share in the prior year quarter. Adjusted EPS for the quarter was $0.77, compared with $0.75 for the prior year period.

Full-Year 2021 Financial Performance

•

Consolidated sales of $1.679 billion increased by approximately $10 million, as compared to $1.669 billion in the prior year.  Despite continued challenges associated with the global pandemic, 2021 sales, excluding KJCC, represented the highest level of revenues in the history of the company.

•

Sales for RUPS of $729.9 million decreased by $29.2 million, or 3.8 percent, compared to sales of $759.1 million in the prior year.  Adjusted EBITDA was $45.4 million, or 6.2 percent, compared with $65.3 million, or 8.6 percent, in the prior year.

•

Sales for PC of $503.3 million decreased by $23.0 million, or 4.4 percent, compared to sales of $526.3 million in the prior year.  Adjusted EBITDA, a record, was $101.8 million, or 20.2 percent, compared with $100.7 million, or 19.1 percent, in the prior year.

•

Sales for CMC totaling $445.4 million increased by $61.7 million, or 16.1 percent, compared to sales of $383.7 million in the prior year. Adjusted EBITDA was $76.3 million, or 17.1 percent, compared with $45.0 million, or 11.7 percent, in the prior year.

•

Net income attributable to Koppers was $85.2 million, compared with $122.0 million in the prior year.  Adjusted net income was $92.3 million, compared with $88.0 million in the prior year.  Adjusted EBITDA was $223.5 million, or 13.3 percent, compared with $211.0 million, or 12.6 percent, in the prior year.

•	Diluted EPS from continuing operations was $3.90, compared with $4.17 per share in the prior year. Adjusted EPS was $4.21, compared with $4.12 for the prior year.
•

Capital expenditures for the twelve months ended December 31, 2021, were $125.0 million, compared with $69.8 million for the prior year period.  Net of insurance proceeds and cash provided from asset sales, capital expenditures were $89.5 million for the current year.  The year-over-year increase was consistent with the company’s projected net capital investments, primarily driven by growth and productivity projects.

2022 Outlook

Koppers remains committed to driving improvements through the execution of its strategic initiatives and making continued progress toward its long-term financial goals.  Based on current global economic activity and in consideration of the ongoing economic uncertainty associated with the pandemic, Koppers expects that 2022 sales will be approximately $1.8 billion, compared with $1.68 billion in the prior year.  Koppers expects adjusted EBITDA will be approximately $230 million for 2022, compared with $223.5 million in the prior year.

The effective tax rate for adjusted net income in 2022 is projected to be approximately 30 percent, compared to the tax rate in 2021, excluding certain income tax effects relating to non-recurring items, of 27 percent.  The higher 2022 tax rate is primarily due to higher anticipated interest expense deduction disallowances.  Accordingly, the 2022 adjusted EPS is forecasted to be approximately $4.25, compared with adjusted EPS of $4.21 in the prior year.  The higher tax rate anticipated in 2022 is estimated to have a negative impact on adjusted EPS of approximately $0.17 compared to the prior year.

Koppers expects to invest approximately $95 million in capital expenditures in 2022.  Net of cash received from the sale of closed properties and property insurance recoveries, Koppers expects its net investment in capital expenditures to be $80 million to $90 million.

Commenting on the forecast, Mr. Ball said, “We are projecting 2022 to be our eighth straight year of adjusted EBITDA improvement and another new all-time high, excluding KJCC.  Accordingly and despite higher tax rates taking a bite out of EPS, we are also projecting our third straight new high for adjusted EPS.  Those expectations are based upon strong end markets supporting CMC, solid but normalized demand levels for PC, and an improving backdrop for hardwood sourcing in our RUPS business.  Headwinds from higher costs and a challenging labor situation will require $80 million to $100 million of price increases to neutralize which we feel are achievable.  In addition, we continue to work a project funnel that’s estimated to generate approximately $100 million of benefits aimed at getting Koppers to our target of $300 million adjusted EBITDA in 2025.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10163696. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.  The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 1-412-317-0088 for international, Conference ID number 10163696. The recording will be available for replay through May 23, 2022.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin at FranklinJM@koppers.com or 412-227-2025.  Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to Adjusted EBITDA;; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$405.3	$393.1	$1,678.6	$1,669.1
Cost of sales	332.4	303.9	1,344.5	1,308.7
Depreciation and amortization	14.3	14.4	57.7	54.1
Selling, general and administrative expenses	38.3	39.0	148.9	143.1
Impairment and restructuring charges	0.0	1.0	2.2	6.5
(Gain) on sale of assets	(23.4)	0.0	(31.2)	0.0
Operating profit	43.7	34.8	156.5	156.7
Other income, net	0.9	0.4	3.6	2.3
Interest expense	10.0	10.3	40.5	48.9
Income from continuing operations before income taxes	34.6	24.9	119.6	110.1
Income tax provision	12.1	6.2	34.5	21.0
Income from continuing operations	22.5	18.7	85.1	89.1
Income (loss) from discontinued operations, net of tax expense of $0.2, $0.0, $0.1 and $0.9	0.0	(0.1)	0.1	(3.9)
(Loss) gain on sale of discontinued operations, net of tax benefit (expense) of $0.1, $0.0, $0.1 and $(8.3)	(0.3)	0.0	(0.3)	35.8
Net income	22.2	18.6	84.9	121.0
Loss attributable to noncontrolling interests	0.0	0.0	(0.3)	(1.0)
Net income attributable to Koppers	$22.2	$18.6	$85.2	$122.0
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.06	$0.88	$4.02	$4.25
Discontinued operations	(0.02)	0.00	(0.02)	1.56
Earnings per basic common share	$1.04	$0.88	$4.00	$5.81
Diluted -
Continuing operations	$1.02	$0.86	$3.90	$4.17
Discontinued operations	(0.01)	0.00	(0.02)	1.54
Earnings per diluted common share	$1.01	$0.86	$3.88	$5.71
Weighted average shares outstanding (in thousands):
Basic	21,193	21,066	21,238	20,992
Diluted	21,917	21,621	21,925	21,374

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents, including restricted cash	$45.5	$38.5
Accounts receivable, net of allowance of $3.3 and $2.6	182.8	175.1
Inventories, net	313.8	295.8
Derivative contracts	61.0	38.5
Other current assets	25.0	16.6
Total current assets	628.1	564.5
Property, plant and equipment, net	489.1	409.1
Operating lease right-of-use assets	91.2	102.5
Goodwill	296.0	297.8
Intangible assets, net	131.5	149.8
Deferred tax assets	15.0	18.4
Non-current derivative contracts	0.0	31.9
Other assets	11.0	24.6
Total assets	$1,661.9	$1,598.6
Liabilities
Accounts payable	$171.9	$154.1
Accrued liabilities	90.5	106.7
Current operating lease liabilities	21.3	21.2
Current maturities of long-term debt	2.0	10.1
Total current liabilities	285.7	292.1
Long-term debt	781.5	765.8
Accrued postretirement benefits	38.6	46.2
Deferred tax liabilities	33.4	21.3
Operating lease liabilities	70.3	81.3
Other long-term liabilities	41.6	45.9
Total liabilities	1,251.1	1,252.6
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,026,844 and 23,688,347 shares issued	0.2	0.2
Additional paid-in capital	249.5	234.1
Retained earnings	300.9	215.8
Accumulated other comprehensive loss	(40.0)	(15.9)
Treasury stock, at cost, 2,930,694 and 2,589,803 shares	(104.0)	(92.5)
Total Koppers shareholders’ equity	406.6	341.7
Noncontrolling interests	4.2	4.3
Total equity	410.8	346.0
Total liabilities and equity	$1,661.9	$1,598.6

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2021	2020
Cash provided by (used in) operating activities:
Net income	$84.9	$121.0
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	57.7	54.1
Stock-based compensation	13.0	11.3
Change in derivative contracts	3.8	(9.2)
Non-cash interest expense	2.7	2.6
Loss (gain) on sale of discontinued operations	0.3	(35.8)
(Gain) on sale of assets and investment	(31.5)	0.0
Insurance proceeds	(6.1)	(0.7)
Deferred income taxes	16.9	9.4
Change in other liabilities	2.1	(8.6)
Other - net	4.0	(0.4)
Changes in working capital:
Accounts receivable	(12.7)	(11.5)
Inventories	(24.3)	8.7
Accounts payable	20.9	(25.3)
Accrued liabilities	(21.0)	8.5
Other working capital	(7.7)	3.0
Net cash provided by operating activities	103.0	127.1
Cash (used in) provided by investing activities:
Capital expenditures	(125.0)	(69.8)
Insurance proceeds	6.1	0.7
Net cash provided by sale of discontinued operations and asset sales	29.4	74.7
Net cash (used in) provided by investing activities	(89.5)	5.6
Cash (used in) provided by financing activities:
Net increase (decrease) in credit facility borrowings	15.2	(57.3)
Repayments of long-term debt	(10.1)	(70.7)
Issuances of Common Stock	2.4	1.1
Repurchases of Common Stock	(11.5)	(1.6)
Payment of debt issuance costs	0.0	(0.2)
Net cash used in financing activities	(4.0)	(128.7)
Effect of exchange rate changes on cash	(2.5)	1.5
Change in cash and cash equivalents of discontinued operations held for sale	0.0	0.7
Net increase in cash and cash equivalents	7.0	6.2
Cash and cash equivalents at beginning of period	38.5	32.3
Cash and cash equivalents at end of period	$45.5	$38.5
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$30.5	$31.5
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$12.6	$8.6
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$38.1	$50.1
Income taxes	23.4	13.4
Noncash investing activities:
Accrued capital expenditures	7.3	8.9

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$155.6	$168.2	$729.9	$759.1
Performance Chemicals	118.9	129.9	503.3	526.3
Carbon Materials and Chemicals(1)	130.8	95.0	445.4	383.7
Total	$405.3	$393.1	$1,678.6	$1,669.1
Adjusted EBITDA(2):
Railroad and Utility Products and Services	$6.2	$10.3	$45.4	$65.3
Performance Chemicals	19.4	23.0	101.8	100.7
Carbon Materials and Chemicals	24.9	14.4	76.3	45.0
Corporate Unallocated	(1.7)	(0.6)	0.0	0.0
Total	$48.8	$47.1	$223.5	$211.0
Adjusted EBITDA margin(3):
Railroad and Utility Products and Services	4.0%	6.1%	6.2%	8.6%
Performance Chemicals	16.3%	17.7%	20.2%	19.1%
Carbon Materials and Chemicals	19.0%	15.2%	17.1%	11.7%
Total	12.0%	12.0%	13.3%	12.6%

(1)	Net sales excludes KJCC revenue of $31.6 million for the year ended December 31, 2020.
(2)	The tables below describe the adjustments to arrive at adjusted EBITDA for the quarters and years ended December 31, 2021 and 2020, respectively.
(3)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$22.2	$18.6	$84.9	$121.0
Interest expense	10.0	10.3	40.5	48.9
Depreciation and amortization	14.3	14.4	57.7	54.1
Depreciation in impairment and restructuring charges	0.0	0.0	0.7	2.0
Income tax provision	12.1	6.2	34.5	21.0
Discontinued operations	0.3	0.1	0.2	(31.9)
Sub-total	58.9	49.6	218.5	215.1
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	(0.1)	4.3	4.2	15.7
(Gain) on sale of assets	(23.4)	0.0	(31.2)	0.0
LIFO expense (benefit)	12.2	(4.9)	28.2	(13.7)
Mark-to-market commodity hedging losses (gains)	1.2	(5.0)	3.8	(9.2)
Pension settlement	0.0	0.1	0.0	0.1
Discretionary incentive	0.0	3.0	0.0	3.0
Total adjustments	(10.1)	(2.5)	5.0	(4.1)
Adjusted EBITDA	$48.8	$47.1	$223.5	$211.0

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income attributable to Koppers	$22.2	$18.6	$85.2	$122.0
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure (benefits) costs	(0.1)	5.0	5.5	19.7
(Gain) on sale of assets	(23.4)	0.0	(31.2)	0.0
LIFO expense (benefit)	12.2	(4.9)	28.2	(13.7)
Mark-to-market commodity hedging losses (gains)	1.2	(5.0)	3.8	(9.2)
Pension settlement	0.0	0.1	0.0	0.1
Discretionary incentive	0.0	3.0	0.0	3.0
Total adjustments	(10.1)	(1.8)	6.3	(0.1)
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	2.5	0.3	(1.4)	(0.1)
Income tax attributable to statutory tax rate changes	(1.5)	(2.2)	(1.2)	(2.1)
Deferred tax adjustments	3.5	1.2	3.5	1.2
Noncontrolling interest	0.0	0.0	(0.3)	(1.0)
Effect on adjusted net income	(5.6)	(2.5)	6.9	(2.1)
Adjusted net income including discontinued operations	16.6	16.1	92.1	119.9
Discontinued operations	0.3	0.1	0.2	(31.9)
Adjusted net income attributable to Koppers	$16.9	$16.2	$92.3	$88.0

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Income from continuing operations attributable to Koppers	$22.2	$18.8	$85.4	$89.1
Net income attributable to Koppers	$22.2	$18.6	$85.2	$122.0
Adjusted net income attributable to Koppers	$16.9	$16.2	$92.3	$88.0
Denominator for diluted earnings per share (in thousands)	21,917	21,621	21,925	21,374
Earnings per share:
Diluted earnings per share - continuing operations	$1.02	$0.86	$3.90	$4.17
Diluted earnings per share - net income	$1.01	$0.86	$3.88	$5.71
Adjusted earnings per share	$0.77	$0.75	$4.21	$4.12

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Year Ended December 31,
	2021	2020
Total Debt	$783.5	$775.9
Less: Cash	45.5	38.5
Net Debt	$738.0	$737.4
Adjusted EBITDA	$223.5	$211.0
Net Leverage Ratio	3.3	3.5